EXHIBIT 10.1

--------------------------------------------------------------------------------

BANK OF AMERICA NT & SA                              AMENDED AND RESTATED
                                                     BUSINESS LOAN AGREEMENT
--------------------------------------------------------------------------------

This Agreement dated as of April 14, 1999 is between Bank of America NT & SA (the "Bank") and Gardenburger, Inc (the "Borrower").

1.       DEFINITIONS.

         In addition to the terms which are defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes of this Agreement:

1.1      "BORROWING BASE" means the lesser of:

(a)      Twenty Million Dollars; or

(b)      the sum of:

         (i)  70% of the balance due on Acceptable Receivables; and

         (ii) (1) 50% of the value of Acceptable Inventory consisting of finished goods, less (2) the amount of outstanding grower payables, up to a maximum inventory advance amount of $5,000,000. "Grower payables" means accounts payable that may give rise to a statutory trust in favor of the grower, pursuant to the Perishable Agricultural Commodities Act, 7 U.S.C. Section 499a et seq.

         In determining the value of Acceptable Inventory to be included in the Borrowing Base, the Bank will use the lowest of (i) the Borrower's cost, (ii) the Borrower's estimated market value, or (iii) the Bank's independent determination of the resale value of such inventory in such quantities and on such terms as the Bank deems appropriate.

1.2 "ACCEPTABLE RECEIVABLE" means an account receivable which satisfies the following requirements:

(a) The account has resulted from the sale of goods or the performance of services by the Borrower in the ordinary course of the Borrower's business.

(b) There are no conditions which must be satisfied before the Borrower is entitled to receive payment of the account. Accounts arising from COD sales, consignments or guaranteed sales are not acceptable.

(c) The debtor upon the account does not claim any defense to payment and has not asserted any counterclaims against the Borrower.

(d) The account represents a genuine obligation of the debtor for goods sold and accepted by the debtor, or for services performed for and accepted by the debtor.

(e) The Borrower has sent an invoice to the debtor in the amount of the account.

--------------------------------------------------------------------------------
AMENDED AND RESTATED               -1-
BUSINESS LOAN AGREEMENT

(f) The account is owned by the Borrower free of any title defects or any liens or interests of others except the security interest in favor of the Bank.

(g)      The debtor upon the account is not any of the following:

         (i) an employee, affiliate, parent or subsidiary of the Borrower, or an entity which has common officers or directors with the Borrower.

         (ii) the U.S. government or any agency or department of the U.S. government unless the Bank agrees in writing to accept the obligation and the Borrower complies with the procedures in the Federal Assignment of Claims Act of 1940 with respect to the obligation.

         (iii) any state, county, city, town or municipality.

         (iv) any person or entity located in a foreign country, other than Canada, unless the account is supported by a letter of credit issued by a bank acceptable to the Bank.

         (v) any person or entity to whom the Borrower is obligated for goods purchased by the Borrower or for services performed for the Borrower.

(h) The account is not in default. An account will be considered in default if any of the following occur:

         (i) The account is not paid within the 90 day period starting on its invoice date;

         (ii) The debtor obligated upon the account suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or

         (iii) Any petition is filed by or against the debtor obligated upon the account under any bankruptcy law or any other law or laws for the relief of debtors;

(i) The account, when added to all other accounts that are obligations of the same debtor, does not cause that debtor's total obligations to the Borrower to exceed 10% of the balance due on all of the Borrower's accounts.

         It is provided, however, that if the debtor obligated upon an account is one of the debtors listed below, the above limitation will be increased to the percentage set forth below:

                    Debtor                                      Limitation
                    ------                                      ----------
                    Sysco                                       20%
                    DOT Foods                                   20%
                    Norpac Sales                                20%
                    Aggregate of C&S Metro and
                    C&S Wholesale Grocers                       20%


(j) The account is not the obligation of a debtor who is in default (as defined above) on 25% or more of the accounts upon which such debtor is obligated.

--------------------------------------------------------------------------------
AMENDED AND RESTATED               -2-
BUSINESS LOAN AGREEMENT

(k) The account does not arise from the sale of goods which remain in the Borrower's possession or under the Borrower's control.

(l) The account does not arise from the sale of minerals (including oil and gas) at the wellhead or minehead.

(m)      The account is not evidenced by a promissory note or chattel paper.

(n)      The account is otherwise acceptable to the Bank.

1.3 "ACCEPTABLE INVENTORY" means inventory which satisfies the following requirements:

(a) The inventory is owned by the Borrower free of any title defects or any liens or interests of other except the security interest in favor of the Bank.

(b) The inventory is permanently located at locations which the Borrower has disclosed to the Bank and which are acceptable to the Bank. If the inventory is covered by a negotiable document of title (such as a warehouse receipt) that document must be delivered to the Bank. Inventory which is in transit is not acceptable unless it is covered by a commercial letter of credit issued by the Bank and the seller of the inventory is required to present shipping or title documents to the Bank as a condition to obtaining payment.

(c) The inventory is held for sale in the ordinary course of the Borrower's business and is of good and merchantable quality. Inventory which is obsolete, unsalable, damaged, defective, discontinued or slow-moving, or which has been returned by the buyer, is not acceptable. Display items and packing and shipping materials are not acceptable.

(d)      The inventory is not placed on consignment.

(e)      The inventory is otherwise acceptable to the Bank.

2.       FACILITY NO. 1:  LINE OF CREDIT AMOUNT AND TERMS

2.1      LINE OF CREDIT AMOUNT.

(a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Facility No. 1 Commitment") is equal to the amount of the Borrowing Base.

(b) This is a revolving line of credit with a within line facility for a standby letter of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c) The Borrower agrees not to permit the outstanding principal balance of the line of credit plus the outstanding amounts of any standby letter of credit to exceed the Facility No. 1 Commitment, including amounts drawn on standby letter of credit and not yet reimbursed. If such outstandings exceed the Facility No. 1 Commitment, the Borrower will immediately pay the excess to the Bank upon the Bank's demand. The Bank may apply payments received from the Borrower under this Paragraph to the obligations of the Borrower to the Bank in the order and manner as the Bank, in its discretion, may determine.

--------------------------------------------------------------------------------
AMENDED AND RESTATED               -3-
BUSINESS LOAN AGREEMENT

2.2 AVAILABILITY PERIOD. The line of credit is available between the date of this Agreement and June 1, 2000 (the "Expiration Date") unless the Borrower is in default.

2.3      INTEREST RATE.

(a) Unless the Borrower elects an Optional interest rate as described below, the interest rate is the Reference Rate.

(b) The Reference Rate is the rate of interest publicly announced from time to time by Bank as its Reference Rate. The Reference Rate is set based on various factors, including Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Reference Rate.

2.4 CONDITIONS TO EACH EXTENSION OF CREDIT. Before each extension of credit under the line of credit, including the first, the Borrower will deliver the following to the Bank if requested by the Bank:

(a) a borrowing certificate, in form and detail satisfactory to the Bank, setting forth the Acceptable Receivables and the Acceptable Inventory on which the requested extension of credit is to be based.

(b) copies of the invoices or the record of invoices from the Borrower's sales journal for such Acceptable Receivables and a listing of the names and addresses of the debtors obligated thereunder.

(c) copies of the delivery receipts, purchase orders, shipping instructions, bills of lading and other documentation pertaining to such Acceptable Receivables.

2.5      REPAYMENT TERMS.

(a) The Borrower will pay interest on the first day of each month until payment in full of any principal outstanding under this line of credit.

(b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date. Any amount bearing interest at an optional interest rate (as described below) may be repaid at the end of the applicable interest period, which shall be no later than the Facility No. 1 Expiration Date.

2.6 OPTIONAL INTEREST RATES. Instead of the interest rate based on the Reference Rate, the Borrower may elect to have all or portions of the line of credit (during the availability period) bear interest at the rate(s) described below during an interest period agreed to by the Bank and the Borrower. Each interest rate is a rate per year. Interest will be paid on the first day of every month and on the last day of each interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the portion.

2.7 LIBOR RATE. The Borrower may elect to have all or portions of the principal balance of the line of credit bear interest at the LIBOR Rate plus 1.25 percentage points.

         Designation of a LIBOR Rate portion is subject to the following requirements:

--------------------------------------------------------------------------------
AMENDED AND RESTATED               -4-
BUSINESS LOAN AGREEMENT

(a) The interest period during which the LIBOR Rate will be in effect will be one month to six months. The last day of the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b) Each LIBOR Rate portion will be an amount not less than Five Hundred Thousand Dollars ($500,000).

(c) The Borrower shall irrevocably request a LIBOR Rate portion no later than 9:00 a.m. San Francisco time three (3) banking days before the commencement of the interest period.

(d) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

         LIBOR Rate =                        London Rate
                                    ---------------------------
                                    (1.00 - Reserve Percentage)


         Where

         (i) "London Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which the Bank's London Branch, London, Great Britain, would offer U.S. dollar deposits for the applicable interest period to other major banks in the London inter-bank market at approximately 11:00 a.m. London time two (2) banking days before the commencement of the interest period.

         (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by the member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in the Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(e) The Borrower may not elect a LIBOR Rate with respect to any portion of the appreciable balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

(f) Any portion of the principal balance of the line of credit already bearing interest at the LIBOR Rate will not be converted to a different rate during its interest period.

(g) Each prepayment of a LIBOR Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which:

         (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

         (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the London inter-bank market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

--------------------------------------------------------------------------------
AMENDED AND RESTATED               -5-
BUSINESS LOAN AGREEMENT

(h) The Bank will have no obligation to accept an election for LIBOR Rate portion if any of the following described events has occurred and is continuing:

         (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate portion are not available in the London inter-bank market; or

         (ii) the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate portion.

2.8 OFFSHORE RATE. The Borrower may elect to have all or portions of the principal balance of the line of credit bear interest at the Offshore Rate plus
1.25 percentage points.

         Designation of an Offshore Rate portion is subject to the following requirements:

(a) The interest period during which the Offshore Rate will be in effect will be 7-180 days. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

(b) Each Offshore Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(c) The "Offshore Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

         Offshore Rate =                Grand Cayman Rate
                                    ---------------------------
                                    (1.00 - Reserve Percentage)


         (i) "Grand Cayman Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which the Bank's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

         (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in the Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d) The Borrower may not elect an Offshore Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

(e) Any portion of the principal balance of the line of credit already bearing interest at the Offshore Rate will not be converted to a different rate during its interest period.

(f) Each prepayment of an Offshore Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which

--------------------------------------------------------------------------------
AMENDED AND RESTATED               -6-
BUSINESS LOAN AGREEMENT

         (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

         (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the offshore dollar market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

(g) The Bank will have no obligation to accept an election for an Offshore Rate portion if any of the following described events has occurred and is continuing:

         (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an Offshore Rate portion are not available in the offshore Dollar inter-bank market; or

         (ii) the Offshore Rate does not accurately reflect the cost of an Offshore Rate portion.

2.9      LETTERS OF CREDIT.  This line of credit may be used for financing:

         (i) a standby letter of credit with a maximum maturity of March 31, 2001 provided however that the maturity date may be automatically extended each year for an additional year unless the Bank gives written notice to the contrary.

         (ii) the amount of the outstanding letter of credit, including amounts drawn on the letter of credit and not yet reimbursed, may not exceed at any one time Four Hundred Thousand Dollars ($400,000).

         The Borrower agrees:

(a) so long as credit remains available from the Bank under the line of credit, any sum drawn under the letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(b) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

(c) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(d) to sign the Bank's form Application and Agreement for Standby Letter of Credit.

(e) to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

(f) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

--------------------------------------------------------------------------------
AMENDED AND RESTATED               -7-
BUSINESS LOAN AGREEMENT

3.       FEES AND EXPENSES

3.1      FEES.

(a) FACILITY NO. 1 LOAN FEE. The Borrower agrees to pay a Five Thousand Dollar ($5,000) fee due upon date of execution of this Agreement. This fee is non-refundable, and is fully-earned and due and payable in full at closing.

(b) UNUSED COMMITMENT FEE. The Borrower agrees to pay an unused commitment fee of 0.25% per annum on the daily amount by which the total commitment ($20,000,000) exceeds the amount outstanding under Facility No. 1, with such fee to be collected quarterly in arrears beginning June 30, 1999.

3.2 EXPENSES. The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

4.       COLLATERAL

4.1 PERSONAL PROPERTY. The Borrower's obligations to the Bank under this Agreement will be secured by personal property the Borrower now owns or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by the Borrower. In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank (excluding any consumer credit covered by the Federal Truth in Lending law, unless the Borrower has otherwise agreed in writing). All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.

(a)      Machinery, and equipment.

(b)      Inventory.

(c)      Receivables.

(d) Patents, trademarks and other general intangibles.

4.2 REAL PROPERTY. Bank hereby agrees to release the two deeds of trust it currently holds as collateral; however, in exchange, Borrower hereby agrees not to create, assume or allow any security interest or lien in favor of a third party against any real property the Borrower now owns or acquires later without Bank's prior written consent.

5.       DISBURSEMENTS, PAYMENTS AND COSTS

5.1 REQUESTS FOR CREDIT. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank or by another means acceptable to the Bank

5.2 DISBURSEMENTS AND PAYMENTS. Each disbursement by the Bank and each payment by the Borrower will be:

(a) made at the Bank's branch (or other location) selected by the Bank from time to time;

--------------------------------------------------------------------------------
AMENDED AND RESTATED               -8-
BUSINESS LOAN AGREEMENT

(b) made for the account of the Bank's branch selected by the Bank from time to time;

(c) made in immediately available funds, or such other type of funds selected by the Bank;

(d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

5.3      TELEPHONE AUTHORIZATION.

(a) The Bank may honor telephone instructions for advances or repayments or for the designation of optional interest rates given by the individual signer(s) of this Agreement or a person or persons authorized by the signer(s) of this Agreement.

(b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 28013 00537, or such other accounts with the Bank as designated in writing by the Borrower.

(c) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) for, from and against all liability, loss, and costs in connection with any act resulting from telephone instructions it reasonably believes are made by a signer of this Agreement or a person authorized by a signer. This indemnity and excuse will survive this Agreement's termination.

5.4      DIRECT DEBIT (PRE-BILLING)

(a) The Borrower agrees that the Bank will debit the Borrower's deposit account number 28013 00537 (the "Designated Account") on the date each payment of principal and interest and any fees from the Borrower becomes due (the "Due Date"). If the Due Date is not a banking day, the Designated Account will be debited on the next banking day.

(b) Approximately 5 days prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount of principal due and interest accrued (collectively. the "Accrued Amount". If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

         (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

         (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy. Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

--------------------------------------------------------------------------------
AMENDED AND RESTATED               -9-
BUSINESS LOAN AGREEMENT

(d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

5.5 BANKING DAYS. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in Oregon and banks are open for business in California. For amounts bearing interest at an offshore rate (if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in Oregon and the Bank is dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

5.6 TAXES. The Borrower will not deduct any taxes from any payments it makes to the Bank. If any government authority imposes any taxes or charges on any payments made by the Borrower, the Borrower will pay the taxes or charges. Upon request by the Bank, the Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date. However, the Borrower will not pay the Bank's net income taxes.

5.7 INTEREST CALCULATION. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

5.8 INTEREST ON LATE PAYMENTS. At the Bank's sole option in each instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date at the Reference Rate. This may result in compounding of interest.

5.9 DEFAULT RATE. Upon the occurrence and during the continuation of any default under this Agreement, advances under this Agreement will at the option of the Bank bear interest at a rate per annum which is 2.0 percentage points higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any event of default.

6.       CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this
Agreement:

6.1 AUTHORIZATIONS. Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

6.2 SECURITY AGREEMENTS. Signed original security agreements, financing statements and fixture filings together with collateral in which the Bank requires a possessory security interest.

6.3 EVIDENCE OF PRIORITY. Evidence that security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing.

6.4 INSURANCE. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

6.5 SUBORDINATION AGREEMENTS. Subordination agreements in favor of the Bank signed by Dresdner Kleinwort Benson Private Equity Partners LP.

--------------------------------------------------------------------------------
AMENDED AND RESTATED               -10-
BUSINESS LOAN AGREEMENT

6.6 ADDITIONAL EQUITY FUNDING. Evidence that an offering of two new series of preferred stock has closed, resulting in disbursement of not less than $32,000,000 in new equity funding to Borrower.

6.7      OTHER ITEMS. Any other items that the Bank reasonably requires.

7.       REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation:

7.1 ORGANIZATION OF BORROWER. The Borrower is a corporation duly formed and existing under the laws of the state where organized.

7.2 AUTHORIZATION. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

7.3 ENFORCEABLE AGREEMENT. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

7.4 GOOD STANDING. In each state in which the Borrower does business, it is properly licensed, in existence and in good standing, and, where required, in compliance with fictitious name statutes.

7.5 NO CONFLICTS. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

7.6 FINANCIAL INFORMATION. All financial and other information that has been or will be supplied to the Bank is:

(a) sufficiently complete to give the Bank accurate knowledge of the Borrower's financial condition.

(b)      in form and content required by the Bank

(c)      in compliance with all government regulations that apply.

7.7 LAWSUITS. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

7.8 COLLATERAL. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others.

7.9 PERMITS, FRANCHISES. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged without conflict with the rights of others.

--------------------------------------------------------------------------------
AMENDED AND RESTATED               -11-
BUSINESS LOAN AGREEMENT

7.10 OTHER OBLIGATIONS. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

7.11 INCOME TAX RETURNS. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year, except as have been disclosed in writing to the Bank.

7.12 NO EVENT OF DEFAULT. There is no event which is a default under this Agreement.

7.13 YEAR 2000 COMPLIANCE. The Borrower has conducted a comprehensive review and assessment of the Borrower's computer applications and made inquiry of the Borrower's key suppliers, vendors and customers with respect to the "year 2000 problem" (that is, the risk that computer applications may not be able to properly perform date-sensitive functions after December 31, 1999) and, based on that review and inquiry, the Borrower does not believe the year 2000 problem will result in a material adverse change in the Borrower's business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

8.       COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

8.1 USE OF PROCEEDS. To use the proceeds of the credit only for general operating needs.

8.2 FINANCIAL INFORMATION. To provide the following financial information and statements and such additional information as requested by the Bank from time to time:

(a) Within 120 days of the Borrower's fiscal year end, the Borrower's annual financial statements. These financial statements must be audited by a Certified Public Accountant ("CPA") acceptable to the Bank, accompanied by Borrower's certificate of compliance in form and content satisfactory to the Bank

(b) Within 30 days after the period's end, the Borrower's monthly financial statement.

(c) Within 45 days after the period's end, the Borrower's quarterly 10Q statement, accompanied by Borrower's certificate of compliance in form and content satisfactory to the Bank.

(d) Statements showing an aging of the Borrower's receivables within 20 days after the end of each month.

(e) A statement showing an aging of accounts payable within 20 days after the end of each month.

(f) If the Bank requires the Borrower to deliver the proceeds of accounts receivable to the Bank upon collection by the Borrower, a schedule of the amounts so collected and delivered to the Bank.

(g) An inventory listing within 20 days after the end of each month; the listing must include a description of the inventory, its location and cost, and such other information as the Bank may require.

(h) Within 90 days after Borrower's fiscal year end, a financial forecast for the succeeding fiscal year.

--------------------------------------------------------------------------------
AMENDED AND RESTATED               -12-
BUSINESS LOAN AGREEMENT

8.3 CURRENT RATIO. To maintain a ratio of current assets to current liabilities of at least 1.50:1.0, measured monthly. Non-compliance with this covenant for the months ending January 31, 1999, February 28, 1999, and March 31, 1999, and the defaults caused thereby are hereby waived by Bank. Borrower shall comply with this covenant in all future periods.

8.4 PROFITABILITY. To incur an operating loss of not more than $5,000,000 for the fiscal year ending December 31, 1999. For purposes of this covenant, "net operating loss" means net operating loss as calculated in accordance with generally accepted accounting principles.

8.5 MINIMUM FIXED CHARGE COVERAGE RATIO. To maintain minimum fixed charge coverage ratio of at least 1.25:1 measured on a rolling four quarter basis, beginning December 31, 2000.

"Minimum fixed charge coverage ratio" is defined as (earnings before interest taxes depreciation and amortization plus lease expense minus unfinanced capital expenditures minus dividends paid) divided by (lease expense plus interest plus current portion long term debt). Current portion long term debt is measured as of the last day of the period measured. Lease expense defined as payments made under any operating lease, facility lease, or off balance sheet loan. "Unfinanced capital expenditures" are all capital expenditures that are not financed through capital leases, new term debt or new equity.

8.6 OTHER DEBTS. Not to have outstanding or incur any direct or contingent debts (other than those to the Bank and its affiliates), or become liable for the debts of others without the Bank's written consent. This does not prohibit:

(a)      Acquiring goods, supplies, or merchandise on normal trade credit.

(b) Endorsing negotiable instruments received in the usual course of business.

(c)      Obtaining surety bonds in the usual course of business.

(d) Debts and lines of credit and capital leases in existence on the date of this Agreement disclosed in writing to the Bank

(e) Capital leases, direct or indirect guarantees, indemnities or suretyships of any nature, and other miscellaneous types of indebtedness incurred in the ordinary course of business in an aggregate amount not to exceed Four Million Dollars ($4,000,000) at any time.

(f) Indebtedness for borrowed money in an aggregate amount not greater than Four Million Dollars ($4,000,000) at any time, the proceeds of which are used exclusively for the purchase of assets in which the holder of the indebtedness is granted a purchase money security interest.

(g) Incurring new operating or off-balance sheet lease obligations in an aggregate amount for any fiscal year period not to exceed Ten Million Dollars ($10,000,000).

8.7 OTHER LIENS. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a) Deeds of trust and security agreements in favor of the Bank and its affiliates.

(b)      Liens for taxes not yet due.

(c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

--------------------------------------------------------------------------------
AMENDED AND RESTATED               -13-
BUSINESS LOAN AGREEMENT

(d) Additional purchase money security interests in personal property acquired after the date of this Agreement.

(e) Security interests or liens subordinate to the interest of the Bank in form satisfactory to Bank.

(f) Pledges or deposits made in the ordinary course of business to secure payment of workers compensation, or to participate in any fund in connection with workers compensation, unemployment insurance, old-age pensions, or other social security programs.

(g) Liens of mechanics, materialmen, warehousemen, carriers, or other like liens, securing obligations incurred in the ordinary course of business that are not yet due and payable.

(h) Good faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money), or leases, not in excess of ten percent of the aggregate amount due thereunder, or to secure statutory obligations, or surety appeal, indemnity, performance, or other similar bonds required in the ordinary course of business.

(i) The following, if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings, so long as levy and execution thereon have been stayed and continue to be stayed and they do not, in the aggregate, materially detract from the value of the property of the Borrower, or materially impair the use thereof in the operation of its business: (a) claims or liens for taxes, assessments, or similar charges incurred in the ordinary course of business; (b) claims, liens, and encumbrances upon, and defects of title to, property, including any attachment of property or other legal process prior to adjudication of a dispute on the merits; (c) claims or liens of mechanics, materialmen, warehousemen, carriers, or other like liens; and (d) adverse judgments on appeal.

8.8 CAPITAL EXPENDITURES. Capital expenditures not funded by operating leases or off-balance sheet loans shall not exceed Four Million Dollars ($4,000,000) during any fiscal year.

8.9      NOTICES TO BANK. To promptly notify the Bank in writing of:

(a)      any lawsuit over One Hundred Thousand Dollars ($100,000) against the
         Borrower.

(b) any substantial dispute between the Borrower and any government authority.

(c)      any failure to comply with this Agreement.

(d) any material adverse change in the Borrower's financial condition or operations.

(e)      any change in the Borrower's name, address or legal structure.

8.10     BOOKS AND RECORDS. To maintain adequate books and records.

8.11 AUDITS. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

--------------------------------------------------------------------------------
AMENDED AND RESTATED               -14-
BUSINESS LOAN AGREEMENT

8.12 COMPLIANCE WITH LAWS. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

8.13 PRESERVATION OF RIGHTS. To maintain and preserve all rights, privileges, and franchises the Borrower now has.

8.14 MAINTENANCE OF PROPERTIES. To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

8.15 PERFECTION OF LIENS To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

8.16 COOPERATION. To take any action requested by the Bank to carry out the intent of this Agreement.

8.17     INSURANCE.

(a) Insurance Covering Collateral. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank

(b) General Business Insurance. To maintain insurance as is usual for the business it is in. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's properties, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's business.

(c) Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

8.18 ADDITIONAL NEGATIVE COVENANTS. Not to, without the Bank's written consent:

(a) engage in any business activities substantially different from the Borrower's present business.

(b)      liquidate or dissolve the Borrower's business.

(c) lease, or dispose of all or a substantial part of the Borrower's business or the Borrower's assets except in the ordinary course of the Borrower's business.

(d) sell or otherwise dispose of any assets for less than fair market value, or enter into any sale and leaseback agreement covering any of its fixed or capital assets.

9.       HAZARDOUS WASTE

The Borrower will indemnify and hold harmless the Bank for, from, and against any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower's property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated

--------------------------------------------------------------------------------
AMENDED AND RESTATED               -15-
BUSINESS LOAN AGREEMENT
cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. For these purposes, the term "hazardous substances" means any substance which is or becomes designated as "hazardous" or "toxic" under any federal, state or local law, or any petroleum products, including crude oil and any product derived directly or indirectly from, or any fraction or distillate of, crude oil. This indemnity will survive repayment of the Borrower's obligations to the Bank.

10.      DEFAULT

If any of the following events occur, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If a bankruptcy petition is filed with respect to the Borrower, the entire debt outstanding under this Agreement will automatically become due immediately.

10.1 FAILURE TO PAY. The Borrower fails to make a payment under this Agreement when due.

10.2 NON-COMPLIANCE. The Borrower fails to meet the conditions of, or fails to perform any obligation under:

(a)      this Agreement,

(b)      any other agreement made in connection with this loan, or

(c) any other agreement the Borrower has with the Bank or any affiliate of the Bank.

10.3 CROSS-DEFAULT. Any default occurs under any other agreement for borrowing money or receiving credit under which Borrower may be obligated as borrower, lessee or guarantor, if such default (I) consists of the failure to pay any indebtedness when due or (ii) gives the holder of the indebtedness the right to accelerate the indebtedness.

10.4 LIEN PRIORITY. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for Borrower's obligations to Bank.

10.5 FALSE INFORMATION. The Borrower has given the Bank false or misleading information or representations.

10.6 BANKRUPTCY. The Borrower files a bankruptcy petition, a bankruptcy petition is filed against the Borrower, or the Borrower makes a general assignment for the benefit of creditors.

10.7 RECEIVERS. A receiver or similar official is appointed for the Borrower's business, or the business is terminated.

10.8 JUDGMENTS. Any judgments or arbitration awards are entered against the Borrower; or the Borrower enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Five Hundred Thousand Dollars ($500,000) or more in excess of any insurance coverage.

10.9 GOVERNMENT ACTION. Any government authority takes action that the Bank believes materially adversely affects the Borrower's financial condition or ability to repay.

--------------------------------------------------------------------------------
AMENDED AND RESTATED               -16-
BUSINESS LOAN AGREEMENT

10.10 MATERIAL ADVERSE CHANGE. A material adverse change occurs in the Borrower's financial condition properties or prospects, or ability to repay the loan.

11.      NOTICE OF DEFAULT; OPPORTUNITY TO CURE.

Bank shall provide Borrower with three (3) banking days notice and opportunity to cure any default arising from the failure of Borrower to satisfy an obligation of payment under this Agreement and with fifteen (15) calendar days notice and opportunity to cure any other act or omission constituting a default hereunder. Notwithstanding anything to the contrary stated herein, Borrower shall not be entitled to a notice and opportunity to cure a default under Paragraphs 10.5, 10.6, or 10.7.

12.      ENFORCING THIS AGREEMENT; MISCELLANEOUS

12.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

12.2     OREGON LAW. This Agreement is governed by Oregon law.

12.3 SUCCESSORS AND ASSIGNS. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

12.4     ARBITRATION.

(a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

         (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

         (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

         (iii) Any violation of this Agreement; or

         (iv) Any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

(b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by Oregon law.

(c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

(d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

--------------------------------------------------------------------------------
AMENDED AND RESTATED               -17-
BUSINESS LOAN AGREEMENT

(e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

(f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

(g)      This provision does not limit the right of the Borrower or the Bank to:

         (i)  exercise self-help remedies such as setoff,

         (ii) foreclose against or sell any real or personal property collateral; or

         (iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

              (A)  a provisional or interim remedy; and/or

              (B)  additional or supplementary remedies.

(h) The pursuit of or a successful action for provisional, interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit.

(i) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

12.5 SEVERABILITY; WAIVERS. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

12.6 COSTS. If the Bank incurs any expenses in connection with enforcing this Agreement or administering this Agreement (including in connection with extending, amending, renewing or modifying this Agreement), or if the Bank takes collection action under this Agreement, it is entitled to costs and reasonable attorneys' fees, including any allocated costs of in-house counsel.

12.7 ATTORNEYS' FEES. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys, fees (including any allocated costs of in-house counsel) incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator (and not by a jury). Such costs and attorneys' fees shall include, without limitation, those incurred on any appeal, as determined by the appellate court, and any anticipated costs and attorneys' fees to pursue or collect any judgement.

12.8 ONE AGREEMENT. This Agreement and any related security or other agreements required by this Agreement, collectively:

--------------------------------------------------------------------------------
AMENDED AND RESTATED               -18-
BUSINESS LOAN AGREEMENT

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit; and

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit including, but not limited to, the Business Loan Agreement dated April 28, 1998; and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail

12.9 EXCHANGE OF INFORMATION. The Borrower agrees that the Bank may exchange financial information about the Borrower with BankAmerica Corporation affiliates and other related entities.

12.10 NOTICES. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

12.11 HEADINGS. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

12.12 COUNTERPARTS. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

12.13 WRITTEN AGREEMENTS. UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY THE BANK AFTER OCTOBER 3. 1989, CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL. FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY THE BANK TO BE ENFORCEABLE.

This Agreement is executed as of the date stated at the top of the first page.



BANK OF AMERICA NT & SA                    GARDENBURGER, INC.



X        /s/ Edward R. Kluss               X        /s/ Richard C. Dietz
  ------------------------------------       -----------------------------------
By:      Edward R. Kluss                   By:      Richard C. Dietz
Title:   Vice President                    Title:   Executive V-P & CFO

ADDRESS WHERE NOTICES TO THE BANK          ADDRESS WHERE NOTICES TO THE BORROWER
ARE TO BE SENT:                            ARE TO BE SENT:
Oregon Commercial Banking Office #2089     1411 S.W. Morrison Street
P. O. Box 6400                             Ste. 400, Fourth Floor
Portland, Oregon 97228                     Portland, Oregon 97205


--------------------------------------------------------------------------------
AMENDED AND RESTATED               -19-
BUSINESS LOAN AGREEMENT